MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., October 30, 2009 -- MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $194,000 for the three months ended September 30, 2009. This compares to net income of $171,000 for the quarter ended September 30, 2008. The increase was primarily due to an increase in net interest income offset by increases in the provision for loan losses and non-interest expense.

Net interest income for the quarter ended September 30, 2009 was $2.5 million, as compared to $2.1 million for the quarter ended September 30, 2008, primarily due to a reduction in interest expense attributed to a reduction in average cost of funds. The interest rate spread for the September 30, 2009 quarter was 2.82%, compared to 2.40% for the quarter ended September 2008. The average yield on interest earning assets for the September 2009 quarter was 5.14% compared to 5.66% for the quarter ended September 2008. The average cost of interest bearing liabilities for the September 30, 2009 quarter was 2.32% compared to 3.26% for the quarter ended September 2008.

The provision for loan losses was $345,000 during the quarter ended September 30, 2009, an increase over the $65,000 provided during the quarter ended September 30, 2008. The increase is largely the result of increases in the loan portfolio and the balance of nonperforming loans. Nonperforming loans continue to increase due to current economic conditions. The Bank had $11.8 million in nonperforming loans as of September 30, 2009 compared to $7.5 million as of September 30, 2008.

Noninterest expense was $2.0 million for the quarter ended September 30, 2009, and $1.9 million for the quarter ended September 30, 2008. The increase for the quarter ending September 30, 2009 as compared to the quarter ended September 30, 2008 resulted primarily from increases in FDIC assessment as a result of increases in assessment rates, occupancy and equipment and salaries and benefit expenses; partially offset by a decrease in service bureau fees. Between the September 2009 and September 2008 quarters there were increases of $65,000 in FDIC assessment expense, $32,000 in occupancy and equipment expense and $25,000 in salaries and employee benefits expense, offset in part by a decrease of $5,000 in service bureau fees. The increases in occupancy and equipment and salaries and employee benefit expenses reflects a full quarter of expenses in the current year related to the opening of the Bernardsville branch office that opened at the end of August 2008.

Total assets were $360.1 million at September 30, 2009, compared to $352.3 million at June 30, 2009 due primarily to a $5.8 million increase in investment securities, a $3.3 million increase in loans receivable, net, and a $727,000 increase in other assets; offset by a decrease of $2.0 million in cash and cash equivalents. Deposits were $286.6 million at September 30, 2009, compared to $272.3 million at June 30, 2009. FHLB advances were $30.0 million at September 30, 2009, down from $36.2 million at June 30, 2009. The decrease in FHLB advances was due to $6.2 million maturing during the quarter ended September 30, 2009. Total equity was $40.8 million, compared to $41.0, primarily due to the repurchase of $362,000 in treasury stock.

At September 30, 2009 the Company had 5,270,921 shares outstanding compared to 5,310,921 shares outstanding as of June 30, 2009. Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to as number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT: MSB Financial Corp.

Michael Shriner, Executive Vice President
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP

(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:

	(Unaudited)
	At September 30	At June 30,
	2009	2009

Total assets	$360,144	$352,263

Cash and cash equivalents	7,531	9,499

Loans receivable, net	279,324	276,058

Securities held to maturity	50,521	44,687

Deposits	286,596	272,280

Federal Home Loan Bank advances	30,000	36,218

Total stockholders’ equity	40,836	40,983

Summary of Operations:

	(Unaudited)
	For the Three Months Ended
	At September 30	At June 30,
	2009	2009

Total interest income	$4,280	$4,161

Total interest expense	1,747	2,062

Net interest income	2,533	2,099

Provision for loan losses	345	65
Net interest income after provision
for loan losses	2,188	2,034

Noninterest income	167	166

Noninterest expense	2,042	1,923

Income before taxes	313	277

Income tax provision	119	106

Net income	$194	$171

Net income per common share:
basic and diluted	$0.04	$0.03

Weighted average number of shares	5,138,928	5,324,068
of common stock outstanding

Performance Ratios:

	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2009	2008

Return on average assets (ratio of net income
to average total assets)	0.22%	0.22%

Return on average equity (ratio of net income
to average equity)	1.89	1.60

Net interest rate spread	2.82	2.40

Net interest margin on average interest—earning
assets	3.04	2.85

Average interest—earning assets to average
interest—bearing liabilities	110.56	116.26

Operating expense ratio (noninterest expenses
to average total assets)	2.29	2.46

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	75.63	84.90

	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2009	2008
Asset Quality Ratios:
Non—performing loans to total loans	4.15%	2.80%

Non—performing assets to total assets	3.38	2.36

Net charge—offs to average loans outstanding	0.00	0.00

Allowance for loan losses to non—performing loans	18.12	14.49

Allowance for loan losses to total loans	0.75	0.41

Capital Ratios:

Equity to total assets at end of period	11.34%	13.29%

Average equity to average assets	11.54	13.67

Number of Offices	5	5